EXHIBIT 10.1

TOTAL SYSTEM SERVICES, INC.

SENIOR EXECUTIVE STOCK OPTION AGREEMENT (2015)

THIS AGREEMENT (“Agreement”) is made effective as of February 27, 2015, by and between TOTAL SYSTEM SERVICES, INC., a Georgia corporation (the “Company”), with its principal office at One TSYS Way, Columbus, Georgia, and you (“Option Holder”), an employee of the Company, its Affiliate or its Subsidiary.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has adopted the Total System Services, Inc. 2012 Omnibus Plan (the “Plan”); and

WHEREAS, the Company recognizes the value to it of the services of the Option Holder and intends to provide the Option Holder with added incentive and inducement to contribute to the success of the Company; and

WHEREAS, the Company recognizes the potential benefits of providing employees the opportunity to acquire an equity interest in the Company and to more closely align the personal interests of employees with those of other shareholders; and

WHEREAS, on February 27, 2015, the Compensation Committee of the Board of Directors of the Company approved the grant to the Option Holder effective February 27, 2015 (the “Grant Date”), pursuant to Article 6 of the Plan, of an Option in respect of the number of Shares with an initial economic value equal to the product of (a) the Option Holder’s base salary as of the Grant Date multiplied by (b) 40% of his LTIP multiplier as determined by the Compensation Committee prior to the Grant Date. The Compensation Committee also designated the Option a Nonqualified Stock Option and fixed and determined the Option price and exercise and termination dates as set forth below.

NOW, THEREFORE, in consideration of grant of certain equity interests to you in connection with your employment, and your continued employment, by the Company, its Affiliate or its Subsidiary, the mutual promises and representations herein contained and other good and valuable consideration, it is agreed by and between the parties hereto as follows

1. The terms, provisions and definitions of the Plan are incorporated by reference and made a part hereof. All capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan except where otherwise noted.

2. Subject to and in accordance with the provisions of the Plan, the Company hereby grants to the Option Holder a Nonqualified Stock Option to purchase, on the terms and subject to the conditions hereinafter set forth, all or any part of the aggregate shares of the common stock (par value $0.10 per share) so granted of the Company at the purchase price of $38.20 per Share, exercisable in the amounts and at the times set forth in Section 3 below, unless the Compensation Committee, in its sole and exclusive discretion, shall authorize the Option Holder to exercise all or part of the Option at an earlier date.

3. The Option will vest over the period February 27, 2015 – February 27, 2018 (the “Vesting Period”) in accordance with the following schedule:

If employment continues through	Percentage of Option Vested
February 27, 2016	33%
February 27, 2017	67%
February 27, 2018	100%

(a) In the event of Option Holder’s death or total and permanent disability, the Option shall become 100% vested and Option Holder (or the legal representative of Option Holder’s estate or legatee under Option Holder’s will) shall be able to exercise the Option in full for the remainder of the Option’s term.

(b) If Option Holder retires from the Company, its Affiliate or its Subsidiary on or after the date Option Holder attains age 65, or age 62 with 15 or more years of service, Option Holder shall be able to exercise the Option, as follows:

(i) If Option Holder retires on or before February 27, 2016, the Option will vest and become exercisable for a percentage of the Option, with such percentage to be expressed as the ratio of the number of months since the Grant Date that Option Holder has been employed to 36. Partial months of employment will be counted as full months for purposes of this proration calculation. To the extent the Option is exercisable pursuant to this subparagraph; it will be exercisable for the remainder of the Option’s term.

(ii) If Option Holder retires after February 27, 2016, the Option Holder shall be deemed to have continued employment through the end of the Vesting Period and the Option shall become 67% vested on February 27, 2017 and 100% vested on February 27, 2018, and Option Holder shall be able to exercise the Option in full for the remainder of the Option’s term.

If Option Holder is involuntarily terminated by the Company or its Affiliate or Subsidiary, Option Holder will not be considered to have “retired” for purposes of this Section 3(b), regardless of whether Option Holder’s separation of employment occurs on or after the date Option Holder attains age 65, or age 62 with 15 or more years of service, unless the Committee determines otherwise, in its sole discretion. Furthermore, if Option Holder violates any of the covenants referenced in Section 9, his unvested Options shall be immediately forfeited.

(c) In the event of Option Holder’s separation of employment for any reason other than the reasons listed in Section 3(a) or 3(b), Option Holder shall be able to exercise the vested portion of the Option, determined as of the date of separation of employment, for 90 days following the date of such separation of employment. In the event of a Change of Control (as defined in Section 2.8 of the Plan), any applicable terms of Section 8 will supersede the terms of this Section 3.

Unless sooner terminated as provided in the Plan or in this Agreement, the Option shall terminate, and all rights of the Option Holder hereunder shall expire, on February 26, 2025. In no event may the Option be exercised after February 26, 2025.

4. The Option or any part thereof, may, to the extent that it is vested and exercisable, be exercised in the manner provided in the Plan. Payment of the aggregate Option price for the number of Shares purchased and any withholding taxes shall be made in the manner provided in the Plan.

5. The Option or any part thereof may be exercised during the lifetime of the Option Holder only by the Option Holder and only while the Option Holder is in the employ of the Company, except as otherwise provided in the Plan.

6. Unless otherwise designated by the Compensation Committee, the Option shall not be transferred, assigned, pledged or hypothecated in any way. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of a nontransferable Option or any right or privilege confirmed hereby contrary to the provisions hereof, the Option and the rights and privileges confirmed hereby shall immediately become null and void.

7. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Company’s Shares, any necessary adjustment shall be made in accordance with the provisions of Section 4.4 of the Plan.

8. In the event of a Change of Control (as defined in Section 2.8 of the Plan), the following provisions shall apply to the Option:

(a) If the Company is the surviving entity and any adjustments necessary to preserve the intrinsic value of the Option Holder’s outstanding Option have been made, or the Company’s successor at the time of the Change of Control irrevocably assumes the Company’s obligations under the Plan and this Agreement or replaces the Option Holder’s outstanding Option with stock options having substantially the same intrinsic value and having terms and conditions no less favorable to the Option Holder than those applicable to the Option immediately prior to the Change of Control (collectively, an “Equitable Assumption or Replacement”), and if the Option Holder’s employment is terminated within two years following the date of such Change of Control either (i) by the Company for any reason other than Cause or (ii) by the Option Holder for Good Reason (as the terms “Cause” and “Good Reason” are defined in the Company’s applicable Change of Control Agreement, the provisions of which are incorporated herein by reference), then the Option may be exercised to the extent exercisable upon such termination pursuant to the schedule in Section 3 above. In addition, the Option will also vest and become exercisable for an additional percentage of the Option determined by multiplying (i) the incremental percentage of the Option that has not yet vested and that would have become exercisable under such schedule on the next anniversary date if Option Holder’s employment had not terminated, with such percentage to be expressed as a number of Shares, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the Grant Date, if the termination occurs prior to February 27, 2016) that Option Holder has been employed to 12. Partial months of employment will be counted as full months for purposes of this proration calculation. To the extent the Option is exercisable pursuant to this Section 8(a), it will be exercisable for the remainder of the Option’s term.

(b) If there is no Equitable Assumption or Replacement, then the Option may be exercised to the extent exercisable upon such Change of Control pursuant to the schedule in Section 3 above. In addition, the Option will also vest and become exercisable for an additional percentage of the Option determined by multiplying (i) the incremental percentage of the Option that has not yet vested and that would have become exercisable under such schedule on the next anniversary date if the Change of Control had not occurred, with such percentage to be expressed as a number of Shares, by (ii) the ratio of the number of months since the immediately preceding anniversary date (or since the Grant Date, if the Change of Control occurs prior to February 27, 2016) through the date of the Change of Control to 12. Partial months of employment will be counted as full months for purposes of this proration calculation.

9. By acceptance of this Option via electronic execution of this Agreement, you agree to the terms and conditions of the Restrictive Covenant Agreement that is attached hereto as Exhibit “A”, the provisions of which are incorporated herein and made a part of this Agreement by this reference.

Any notice to be given to the Company shall be addressed to the General Counsel of the Company at One TSYS Way, Post Office Box 1755, Columbus, Georgia 31901.

10. Nothing herein contained shall affect the right of the Option Holder to participate in and receive benefits under and in accordance with the provisions of any pension, insurance or other benefit plan or program of the Company as in effect from time to time and for which the Option Holder is eligible.

11. Nothing herein contained shall affect the right of the Company, subject to the terms of any written contractual arrangement to the contrary, to terminate the Option Holder’s employment at any time for any reason whatsoever.

12. This Agreement shall be binding upon and inure to the benefit of the Option Holder, his personal representatives, heirs, legatees. However, neither this Agreement nor any rights hereunder shall be assignable or otherwise transferable by the Option Holder except as expressly set forth in this Agreement or in the Plan.

13. If this Award and the Shares acquired upon exercise of this Option are subject to recovery under any law, government regulation or stock exchange listing requirement, this Award and the Shares shall be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement) and the Committee shall require that Option Holder reimburse the Company all or part of any payment or transfer related to this Award and the Shares.

14. Any Shares Option Holder receives pursuant to the exercise of the Option are subject to the TSYS Share Retention Policy for Senior Executives.

15. The Company has issued the Option subject to the foregoing terms and conditions and the provisions of the Plan. Option Holder’s acceptance of the Option shall be made by electronic acknowledgement of this Agreement, and Option Holder agrees that his electronic acknowledgment of this Agreement shall be considered the equivalent of his written signature.

TOTAL SYSTEM SERVICES, INC.

By:	/s/ Ryland Harrelson
Ryland Harrelson
Executive Vice-President and Chief HR Officer

EXHIBIT A

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”) is made and entered into by and between, an executive of Total System Services, Inc. or one of its Affiliates or Subsidiaries (‘‘Executive”), and TOTAL SYSTEM SERVICES, INC., a Georgia corporation or one of its Affiliates or Subsidiaries (collectively the “Company’‘). In consideration of the Company’s grant of certain equity interests to you in connection with your employment, and your continued employment, by the Company or one of its Affiliates or Subsidiaries, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1. Acknowledgments.

(a) Executive acknowledges that during the course of Executive’s employment with the Company, Executive has had or will have access to Confidential Information (as defined below). Executive understands and agrees that such Confidential Information is of great competitive importance and commercial value to the Company and its affiliates (collectively, the “Company Group”), and that the improper use or disclosure of such Confidential Information by Executive would cause irreparable harm to the Company Group. Accordingly, Executive agrees that the restrictive covenants contained in this Agreement are reasonable, fair, and necessary to protect the Company Group’s legitimate business interests in safeguarding its Confidential Information and that any claim or cause of action of Executive against the Company Group will not constitute a defense to the enforcement of such restrictive covenants.

(b) Executive acknowledges that an important part of Executive’s duties is, has been, or will be to advance the business of the Company Group by directly or through the supervision of others, developing and maintaining substantial relationships with prospective or existing clients of the Company Group and/or developing and maintaining the goodwill of the Company Group associated with (i) an ongoing business, commercial or professional practice, or (ii) a specific geographic location, or (iii) a specific marketing or trade area and/or providing corporate support services for the Company Group including, but not limited to, legal, financial, human resources, technical, communication, and investor relations

(c) Executive acknowledges that in the course of Executive’s employment with the Company, Executive has, does or will customarily and regularly solicit clients or prospective clients and/or customarily and regularly engage in making sales or obtaining contracts for products or services to be performed by others, and/or perform each of the following duties: (i) have the primary duty of managing the enterprise in which the Executive is employed; (ii) customarily and regularly direct the work of two or more employees; and (iii) have the authority to hire or fire other employees or have particular weight given to Executive’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees, and/or by reason of the Company Group’s investment of time, training, money, trust, exposure to the public, or exposure to clients, vendors, or other business relationships has (i) gained a high level of notoriety, fame, reputation, or public persona as the Company Group’s representative or spokesperson or (ii) gained a high level of influence or credibility with the Company Group’s clients, vendors, or other business relationships and/or (iii) become intimately involved in the planning for or direction of the business of the Company Group or a defined unit of the business of the Company Group and/or (iv) obtained selective or specialized skills, knowledge, abilities, or client contacts or information.

2. Protection of Confidential Information.

(a) Non-disclosure of Confidential Information. From and after February 27, 2015, Executive shall hold in confidence all Confidential Information and shall not, either directly or indirectly, use, transmit, copy, publish, reveal, divulge or otherwise disclose or make accessible any Confidential Information to any person or entity without the prior written consent of the General Counsel of the Company. Executive’s obligation of non-disclosure as set forth herein shall continue for so long as the information in question continues to constitute Confidential Information. The restrictions in this section 2 are in addition to and not in lieu of any other obligations of Executive to protect Confidential Information, including, but not limited to, obligations arising under the Company Group’s policies, ethical rules, applicable law, or any other contract or agreement. Nothing in this Agreement is intended to or should be interpreted as diminishing any rights and remedies the Company Group has under applicable law related to the protection of confidential information or trade secrets.

(b) Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” means data or information relating to the business of the Company Group that has been or will be disclosed to Executive or of which Executive becomes aware as a consequence of or through Executive’s relationship with the Company Group and which has value to the Company Group or, if owned by someone else, has value to that third party, and is not generally known to the Company Group’s competitors. Confidential Information includes, but is not limited to, trade secrets, information regarding clients, contractors and the industry not generally known to the public, strategies, methods, books, records and documents, technical information concerning products, equipment, services and processes, procurement procedures, pricing and pricing techniques, information concerning past, current and prospective clients, investors and business affiliates, pricing strategies and price curves, plans or strategies for expansion or acquisitions, budgets, research, financial and sales data, communications information, evaluations, opinions and interpretations of information and data, marketing and merchandising techniques, electronic databases, models, specifications, computer programs, contracts, bids or proposals, technologies and methods, training methods and processes, organizational structure, personnel information, payments or rates paid to consultants or other service providers, and other such confidential or proprietary information, whether such information is developed in whole or in part by Executive, by others in the Company Group or obtained by the Company Group from third parties, and irrespective of whether such information has been identified by the Company Group as secret or confidential. Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Company Group (except where such public disclosure has been made by Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c) Notice to Company Group. In the event Executive is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, Executive shall promptly notify the General Counsel of the Company in writing (in no event later than five business days prior to the disclosure unless disclosure is required in less than five days, in which event Executive shall notify the Company Group as soon as possible), so that the Company Group may seek a protective order or other appropriate remedy, or, if it chooses, waive compliance with the applicable provision of this Agreement. Executive shall cooperate with the Company Group to preserve the confidentiality of such Confidential Information consistent with applicable law or court order, and shall use Executive’s best efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

3. Protection Against Unfair Competition. Executive agrees and covenants that for a period of two (2) years from and after his termination of employment with the Company, Executive shall not, directly or indirectly, whether through Executive or through another person or entity, perform any of the Prohibited Activities (as defined below) in the Territory (as defined below) or any part thereof for or on behalf of Executive or any other person or entity that competes with the Business of the Company Group (as defined below) or any part thereof.

(a) For purposes of this Agreement, Executive’s “Prohibited Activities” means activities of the type conducted, provided, or offered by Executive within two (2) years prior to his termination of employment with the Company, including supervisory, management, operational, business development, maintenance of client relationships, corporate strategy, community relations, public policy, regulatory strategy, sales, marketing, investor relations, financial, accounting, legal, human resource, technical and other similar or related activities.

(b) For purposes of this Agreement, the “Territory” means the United States of America, Mexico, Canada, Europe, and Brazil plus any other geographic area(s) in which Executive is performing services for or on behalf of the Company Group as of the date of Executive’s termination of employment.

(c) For purposes of this Agreement, the “Business of the Company Group” means the business of (i) providing payment processing services to financial and non-financial institutions, (ii) performing services, acquiring solutions and related systems and integrated support services to merchant acquiring and merchants, and related payment services to financial and nonfinancial institutions, and (iii) providing general-purpose reloadable prepaid debit cards and payroll cards and alternative financial services to underbanked consumers and others, or similar or related businesses or activities conducted, authorized, offered or provided by the Company Group within two (2) years prior to the date of Executive’s termination of employment.

4. Non-solicitation of Clients. Executive agrees and covenants that for a period of two (2) years from and after the date of Executive’s termination of employment, Executive shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company Group’s clients, including actively sought prospective clients, with whom Executive had Material Contact during Executive’s employment by the Company Group for purposes of providing products or services that are competitive with those provided by the Company Group.

(a) For purposes of this Agreement, products or services shall be considered competitive with those provided by the Company Group if such products or services are of the type conducted, authorized, offered or provided by the Company Group within two (2) years prior to the date of Executive’s termination of employment.

(b) For purposes of this Agreement, the term “Material Contact” means contact between Executive and each client or potential client (i) with whom Executive dealt on behalf of the Company Group, (ii) whose dealings with the Company Group were coordinated or supervised by Executive, (iii) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company Group, or (iv) who receives products or services authorized by the Company Group, the sale or possession of which results or resulted in possible compensation, commissions, or earnings for Executive within two (2) years prior to the Executive’s termination of employment.

5. Non-solicitation of Employees. Executive agrees and covenants that for a period of two (2) years from and after the date he terminates employment, Executive shall not solicit or attempt to solicit, directly or by assisting others, any person who was an employee of the Company Group on, or within six (6) months before, the date of such solicitation or attempted solicitation and with whom Executive had contact while employed by, or serving as a director of, the Company, for purposes of inducing such person to leave the employment of the Company Group.

6. Non-disparagement. Executive agrees not to make, publish or communicate to any person or entity or in any public forum (including social media) at any time any defamatory or disparaging remarks, comments or statements concerning any of the Company Group, any of its affiliates, or any of their respective directors, officers and employees. Notwithstanding the foregoing, this section 6 does not in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency.

7. Enforcement. Executive acknowledges and agrees that a breach of any of the restrictive covenants set forth in this Agreement would cause irreparable damage to the Company Group, the exact amount of which would be difficult to determine, and that the remedies at law for any such breach would be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, or hereunder, the Company Group shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any breach of any of the restrictive covenants set forth in this Agreement. In any action for injunctive relief, the prevailing party will be entitled to collect reasonable attorneys’ fees and other reasonable costs from the non-prevailing party.

8. Tolling. In the event the enforceability of any of the restrictive covenants in this Agreement are challenged in a claim or counterclaim in court during the time periods set forth in this Agreement for such restrictive covenants, and Executive is not immediately enjoined from breaching any of the restrictive covenants herein, then if a court of competent jurisdiction later finds that the challenged restrictive covenant is enforceable, the time periods set forth in the challenged restrictive covenant(s) shall be deemed tolled upon the filing of the claim or counterclaim in court seeking or challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired; provided, however, that to the extent Executive complies with such restrictive covenant(s) during such challenge, the time periods set forth in the challenged restrictive covenant(s) shall not be deemed tolled.

9. Notification to Subsequent Employer. Executive agrees to notify any subsequent employer of the existence and terms of this Agreement. In addition, Executive authorizes the Company Group to provide a copy of this Agreement to third parties, including but not limited to Executive’s subsequent, anticipated, or possible future employers.

10.	Notices.

(a) All notices provided for or required by this Agreement shall be in writing and shall be deemed to have been properly given when sent to the other party by facsimile (confirmation of receipt required) or when received by the other party if mailed by certified or registered mail, return receipt requested, as follows:

If to the Company:	Total System Services, Inc.
Attn: General Counsel
One TSYS Way
Post Office Box 1755
Columbus, Georgia 31902

If to Executive:	Most recent address on file with the Company

(b) Either party hereto may change the address to which notice is to be sent by written notice to the other party in accordance with the provisions of this section 10.

11. Governing Law; Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules. Any action arising under or related to this Agreement, shall be filed exclusively in the state or federal courts with jurisdiction over Muscogee County, Georgia or Gwinnett County, Georgia and each of the parties hereby consents to the jurisdiction and venue of such courts.

12. Assignability. This Agreement is personal to Executive and may not be assigned by Executive. Any purported assignment by Employee shall be null and void from the initial date of the purported assignment. This Agreement shall be assignable by the Company and shall inure to the benefit of the Company and its successors and assigns.

13. Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be unenforceable or invalid for any reason, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected thereby and the invalid or unenforceable part, term or provision shall be deemed not to be a part of this Agreement.

14. Third Party Beneficiaries. The parties agree that the Company Group and each member thereof are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the parties to this Agreement and their respective successors and permitted assigns.

15. Modification. No provision of this Agreement may be modified or waived except in writing signed by Executive and a duly authorized representative of the Company. The writing shall specifically reference this Agreement and the provision that the Company and Executive intend to waive or modify. Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the parties that such restriction may be modified by the court to render it enforceable to the maximum extent permitted by law.

16. Survival. Executive’s obligations under this Agreement shall survive the termination of Executive’s employment for any reason, and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company.

17. Electronic Signature. Executive’s acceptance and execution of this Agreement shall be made by electronic acknowledgment, and Executive agrees that his or her electronic acknowledgment of this Agreement shall be considered the equivalent of his or her written signature.

TOTAL SYSTEM SERVICES, INC.

By:	/s/ Ryland Harrelson
Ryland Harrelson
Executive Vice-President and Chief HR Officer